Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-140428) of Claymont Steel Holdings, Inc. of our report dated April 2, 2007, relating to the consolidated balance sheets of Claymont Steel Holdings, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2006, for the periods from June 10, 2005 to December 31, 2005 and January 1, 2005 to June 9, 2005 and the year ended December 31, 2004, which report is included in Form 10-K for Claymont Steel Holdings, Inc. for the year ended December 31, 2006.

Crowe Chizek and Company LLC

Lexington, Kentucky

April 2, 2007